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                                                                  EXHIBIT 99.13C

                              PURCHASE AGREEMENT
                              ------------------

     Excelsior Institutional Trust (the "Company"), a Delaware business trust, and Edgewood Services, Inc. ("Edgewood"), a New York corporation, hereby agree with each other as follows:

     1. The Company hereby offers Edgewood and Edgewood hereby purchases one Trust Share each of the Company's Balanced and International Equity Funds at $10 per share (collectively, the "Shares"). The Company hereby acknowledges receipt from Edgewood of funds in the total amount of $20 in full payment for the Shares.

     2. Edgewood represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the 22nd day of August, 1997.

                         EXCELSIOR INSTITUTIONAL TRUST


                         By:/s/Frederick S. Wonham
                            --------------------------------



                         EDGEWOOD SERVICES, INC.


                         By:/s/Kenneth W. Pegher, Jr.
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